Exhibit 5.5
225 South Sixth Street, Suite 2800
Minneapolis, MN 55402-4662 U.S.A.
(612) 333-2111
Fax: (612) 333-6798

www.btlaw.com
May 20, 2011
ERS Digital, Inc.
3005 Ranchview Lane North
Plymouth, MN 55447
Ladies and Gentlemen:
We have acted as special counsel to ERS Digital, Inc. (formerly known as Engineering Repro Systems, Inc.), a Minnesota corporation (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by American Reprographics Company, as issuer (the “Issuer”), and certain guarantors, including the Company, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to: (i) the issuance by the Issuer of up to US$200,000,000 aggregate principal amount of its 10.5% Senior Notes due 2016 (collectively, the “Senior Notes”); and (ii) the issuance by the Company of guarantees (the “Senior Note Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Senior Notes.
The Senior Notes and the Senior Note Guarantee will be issued under and pursuant to the Indenture (the “Indenture”), dated as of December 1, 2010 among the Issuer, certain guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Senior Notes are being offered in exchange for the unregistered 10.5% Senior Notes due 2016 of the Issuer.
A. DOCUMENTS EXAMINED.
For purposes of this opinion, we have reviewed copies of the following executed documents (collectively, the “Transaction Documents”):
1.	Registration Statement;

2.	Senior Notes;

3.	Indenture;

4.	Senior Note Guarantee given by the Company;

ERS Digital, Inc.
May 20, 2011

5.	Articles of Incorporation filed with the Office of the Minnesota Secretary of State and the Bylaws of the Company, certified to us by an officer of the Minnesota Subsidiary as being complete and in full force and effect as of the date of this opinion;

6.	Certificate, dated May 18, 2011, and issued by the Minnesota Secretary of State certifying the good standing of the Company (the “Good Standing Certificate”), attached hereto as Exhibit A;

7.	Bringdown letter, dated May 19, 2011, issued by NRAI Corporate Services, Inc., for the Company, attached hereto as Exhibit A;

8.	Such records of the Company, such certificates of officers of the Company, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions express below; and

9.	Certificate of an officer of the Company (the “Officer’s Certificate”) as to certain matters of fact material to this opinion, attached hereto as Exhibit B.
As counsel to the Company, we have examined executed copies of, but have not participated in the negotiation, preparation (except with respect to certain matters governed by Minnesota law) or settlement of the Registration Statement and the Indenture.
We understand that, when issued, the Senior Notes will be unconditionally guaranteed on an unsecured, senior basis by the Company, among others. The Senior Note Guarantee is described and included in the Indenture.
B. OPINIONS.
On the basis of and subject to the foregoing assumptions and qualifications, we are of the opinion that:
1.	The Company is existing under the laws of the State of Minnesota.

2.	The execution and delivery by the Company of the Indenture and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company and the Indenture has been duly executed and delivered (to the extent such delivery is governed by Minnesota Law) by the Company.

3.	The Senior Note Guarantee has been duly authorized by the Company.

ERS Digital, Inc.
May 20, 2011

C. CONFIRMATION
We are not representing the Company in any action or proceeding that is pending, or overtly threatened in writing by a potential claimant, that seeks to enjoin the transaction or challenge the validity of the Transaction Documents or the performance by the Company of its obligations thereunder.
D. LIMITATIONS, QUALIFICATIONS AND ASSUMPTIONS.
Matters to which the foregoing opinions are subject (in addition to the exceptions, limitations and assumptions specified above) are as follows:
1.	The opinions expressed below are limited to the laws of the State of Minnesota, in effect as at the date hereof and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

2.	For purposes of the opinion expressed in Paragraph 1 above, regarding the existence and good standing of the Company, we have relied solely upon the Good Standing Certificate, the bringdown letter and the Officer’s Certificate.

3.	This opinion assumes that the Company is a wholly owned subsidiary of Issuer.

4.	This opinion assumes that the Company was formerly known as Engineering Repro Systems, Inc.

5.	No opinion is expressed as to the enforceability of any of the Transaction Documents.

6.	No opinion is expressed as to what actions any party to the Transaction Documents (including the Company) is required to or may take or fail to take, which, if taken or not taken, would affect or impair the enforceability of the Transaction Documents.

7.	In rendering this opinion, we have not conducted any independent investigation of Issuer or of any of the other subsidiaries thereof, and no inference as to our knowledge with respect to the factual matters upon which we have so qualified our opinions should be drawn from the fact of our representation of any of these entities.

8.	For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification): (a) the genuineness of all signatures (whether on originals or copies of documents); (b) the legal capacity of all natural persons; (c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof; (d) that there have

ERS Digital, Inc.
May 20, 2011

been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; and (e) the completeness and accuracy of all statements of fact set forth in the certificates of officers of the Company.

9.	We have assumed the legal right, power and authority of Issuer and its subsidiaries to enter into, enforce and perform all of their obligations under the Transaction Documents. Furthermore, we have assumed the due authorization, execution and delivery of the Transaction Documents by the applicable subsidiaries of Issuer and assumed that each of the Transaction Documents is valid and binding upon Issuer and its subsidiaries and enforceable against them in accordance with their respective terms.
This opinion is given as of the date hereof and is limited to the facts, circumstances and matters set forth herein and to laws currently in effect. No opinion may be inferred or is implied beyond matters expressly set forth herein, and we do not undertake and assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in law which may hereafter occur.
The opinions expressed above are rendered solely for the benefit of the addressee in connection with the transactions herein described and may not be used or relied upon by you for any other purpose or used or relied upon by any other person for any purpose whatsoever without our prior written consent except that copies of this opinion letter may be furnished to your counsel Orrick, Herrington & Sutcliffe LLP, which may rely upon the opinions set forth herein as though addressed to it. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.
Very truly yours,
/s/Barnes & Thornburg LLP
BARNES & THORNBURG LLP

EXHIBIT A
Good Standing Certificates and Bringdown Letter

EXHIBIT B
Officer’s Certificate